Press Release

For Further Information:
Kraton Polymers LLC
Analyst and Media: Shari Mattern 832-204-5998

KRATON ANNOUNCES PLANS TO EXPAND
OPERATIONS IN ASIA PACIFIC

HOUSTON & SHANGHAI, CHINA – April 19, 2006 – Kraton Polymers LLC (Kraton), an innovation leader in the styrenic block copolymers (SBCs) industry, announced today plans to expand its presence in the Asia Pacific region. Kraton’s investment plans include a multi-functional customer service center and a proprietary Kraton® G manufacturing plant. In addition, several new leadership positions have been created to ensure Kraton has the expertise, experience and resources in the region to meet the growing demands of its customers.

“Kraton has been in the Asia Pacific region for more than 40 years, where we have continued to grow and strengthen our business operations to meet the rapid expansion and demands in the region,” said George Gregory, Chief Executive Officer and President of Kraton. “We are committed to this region and to ensuring that we have the expertise, state-of-the-art facilities and technology in place to continue to provide innovative, customized solutions for our customers.”

The new customer service center, to be located in China, is projected to be operational in the first quarter of 2007, and will include both distribution capabilities and technical product support for customers in the region.

•	The distribution center will include storage, packaging, and limited finishing capability for Kraton D, Kraton G and IR products. The distribution center will improve product availability, reduce order lead times, optimize logistics, and improve overall service levels for customers in the Asia Pacific region.

•	The new technical center will serve customers in the Asia Pacific region, providing product testing, quality assurance, customer service, as well as targeted product development. Kraton will maintain its technical center in Tsukuba, Japan to provide technical service and support to the local Japanese market.

As part of its Asia Pacific expansion strategy, Kraton is evaluating the construction of a 30,000 tpa hydrogenated SBC manufacturing facility in the region. This new facility would employ Kraton’s latest state-of-the-art technology for producing its Kraton G products and would set a new global standard for manufacturing costs and product quality. Kraton has initiated engineering, is in preliminary discussions with potential partners, and will soon commence a site selection and approval process. Kraton believes a plant could be operational as early as 2009.

To support Kraton’s expansion plans, the company has appointed James (Jim) M. Dieter to Vice President of Sales and Marketing for Asia Pacific. Jim has been with Kraton since 1977 and has managed in each of Kraton’s five end-use markets, most recently as North American Manager for Adhesives, Sealants, and Coatings. In his new role, Jim will be responsible for overseeing Kraton’s sales, marketing and business development efforts in the Asia Pacific region. Additionally, Bruce Toig has been appointed to Director of Supply, Distribution and Customer Fulfillment for Asia Pacific. Bruce has been with Kraton since 1976 most recently as North American Business Manager for Compounding. In his new role, Bruce will be responsible for Kraton’s planning, distribution and customer service activities in the region. Both Jim and Bruce will report to Michael Evans, Vice President of Asia Pacific Operations, and reside in Shanghai.

“It is important that Kraton has dedicated experts in place as we look ahead to the next phase of expansion in the region. Our highly capable team in the region will certainly benefit from the leadership and experience that Jim and Bruce will offer. The addition of this multi-functional customer service center, in advance of Kraton plans to introduce new capacity in the region, will ensure that our customers’ growth needs are being met”, said Michael Evans.

“We are very excited about our plans in the Asia Pacific region, and its future potential for Kraton,” said Gregory. “Kraton has built a strong presence in the region over the past several years and it is time to take this next step. Over the next several years, we intend to grow our position and will commit the necessary resources, technology and capital to that end”.

About KRATON

KRATON Polymers LLC is a premier, global specialty chemicals company and is the world’s largest producer of styrenic block copolymers (“SBCs”), a family of products whose chemistry was pioneered by KRATON over forty years ago. SBCs are highly-engineered synthetic elastomers, which enhance the performance of products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. KRATON polymers are used in a wide range of applications including road and roofing materials, numerous consumer products (diapers, tool handles and toothbrushes), tapes, labels, medical applications, packaging, automotive and footwear products. KRATON has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Polymer Holdings LLC is the parent company of KRATON Polymers LLC and has no material assets other than its investment in KRATON Polymers LLC.

Forward Looking Statements

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